                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         BRISTOL-MYERS SQUIBB COMPANY
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                         BRISTOL-MYERS SQUIBB COMPANY
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

- --------------------------------------------------------------------------------
BRISTOL-MYERS SQUIBB COMPANY

NOTICE OF 1994 ANNUAL MEETING
AND PROXY STATEMENT



                                    (PHOTO)



- --------------------------------------------------------------------------------

                    [LOGO OF BRISTOL-MYERS SQUIBB COMPANY]

                                                                  March 15, 1994

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Bristol-Myers Squibb Company at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on Tuesday, May 3, 1994 at 9:45 a.m.

  This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information concerning the Company which you should be aware of when you vote your shares.

  The principal business of the Annual Meeting will be the election of directors, ratification of the appointment of the independent accountants and consideration of two stockholder-proposed resolutions. As in prior years, we plan to review the status of the Company's business at the meeting. A report of the meeting will be included in the Report to Stockholders issued following the meeting.

  At last year's Annual Meeting over 84% of the outstanding shares were represented. It is important that your shares be represented whether or not you are personally able to attend. In order to insure that you will be represented, we ask you to sign, date and return the enclosed proxy card or proxy voting instruction form promptly. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting. The tabulating agent maintains the confidentiality of the proxies throughout the voting process and no information is disclosed to the Company which would identify the vote of any stockholder.

  Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket.

  As is our usual practice, we have provided space on the proxy card for comments from our registered stockholders. We urge you to use it to let us know your feelings about the Company or to bring a particular matter to our attention. If you hold your shares through an intermediary, please feel free to write directly to us.



/s/ Richard L. Gelb                  /s/ Charles A. Heimbold, Jr.

Richard L. Gelb                      Charles A. Heimbold, Jr.
Chairman of the Board                President and Chief Executive Officer

                    [LOGO OF BRISTOL-MYERS SQUIBB COMPANY]

                        -------------------------------
                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS
                        -------------------------------

  Notice is hereby given that the Annual Meeting of Stockholders will be held at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on Tuesday, May 3, 1994, at 9:45 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

    to elect directors;

    to ratify the appointment of Price Waterhouse as independent accountants for 1994;

    to consider and vote upon two stockholder-proposed resolutions; and

    to transact such other business as may properly come before the meeting or any adjournments thereof.

  Holders of record of the Company's Common and Preferred Stock at the close of business on March 4, 1994 will be entitled to vote at the meeting.

                                        By Order of the Board of Directors

                                        /s/ Pamela D. Kasa

                                        Pamela D. Kasa
                                        Secretary

Dated: March 15, 1994

                            YOUR VOTE IS IMPORTANT

           REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE
           IS IMPORTANT.

           IF YOU DO NOT ATTEND THE ANNUAL MEETING TO VOTE IN
           PERSON, YOUR VOTE WILL NOT BE COUNTED UNLESS A SIGNED
           PROXY REPRESENTING YOUR SHARES IS PRESENTED AT THE
           MEETING.

           TO INSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING YOU SHOULD MARK, SIGN AND DATE THE ENCLOSED PROXY CARD OR PROXY VOTING INSTRUCTION FORM AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND THE ANNUAL MEETING YOU MAY REVOKE YOUR PROXY AND VOTE BY BALLOT.

                    [LOGO OF BRISTOL-MYERS SQUIBB COMPANY]

                             --------------------
                                PROXY STATEMENT
                             --------------------

                                     INDEX

                                                                           PAGE
                                                                           ----
ANNUAL MEETING AND PROXY SOLICITATION INFORMATION.........................   1
VOTING SECURITIES AND PRINCIPAL HOLDERS...................................   2
BOARD OF DIRECTORS........................................................   3
  Meetings of the Board...................................................   4
  Compensation of Directors...............................................   4
  Committees of the Board.................................................   5
  Directors and Nominees..................................................   6
COMPENSATION AND BENEFITS.................................................  10
  Executive Officer Compensation..........................................  11
   Summary Compensation Table.............................................  11
   Option/SAR Grants in the Last Fiscal Year..............................  12
   Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal
    Year-End Option/SAR Values............................................  12
  Board Compensation Committee Report on Executive Compensation...........  13
   Deductibility of Compensation Over $1 Million..........................  15
  Performance Graphs......................................................  15
   Comparison of 5-Year Cumulative Total Return...........................  16
   Comparison of 10-Year Cumulative Total Return..........................  16
  Pension Benefits........................................................  17
  Executive Agreements....................................................  17
PROPOSALS TO BE VOTED UPON
  Proposal 1--Election of Directors.......................................  18
  Proposal 2--Appointment of Independent Accountants......................  18
  Proposal 3--Stockholder Proposal Relating to Annual Election of Direc-
   tors...................................................................  18
  Proposal 4--Stockholder Proposal Relating to Abortion Contributions.....  19
1995 PROXY PROPOSALS......................................................  20

               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on May 3, 1994.

  This Proxy Statement, a proxy card and the Annual Report of Bristol-Myers Squibb Company, including financial statements for 1993 are being sent to all stockholders of record as of the close of business on March 4, 1994 for delivery beginning March 15, 1994. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

  Holders of record of the Company's $0.10 par value Common Stock and $2.00 Convertible Preferred Stock at the close of business on March 4, 1994 will be entitled to vote at the 1994 Annual Meeting. On each matter properly brought before the meeting, stockholders will be entitled to one vote for each share of stock held.

  Attendance at the Annual Meeting will be limited to stockholders as of the record date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is their Annual Meeting ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, Suite 4100, New York, New York 10154, and include proof of ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the meeting. Admission to the Annual Meeting will be facilitated if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company.

  Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they choose to attend the meeting in person.

  If you are a registered stockholder you may vote by proxy by using the proxy card enclosed with the Proxy Statement. When your proxy card is returned properly signed, the shares represented will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. The proposals are identified by number and a general subject title on the proxy card. Please review the voting instructions on the proxy card and read the text of the proposals and the position of the Board of Directors in the Proxy Statement prior to marking your vote. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card. For the reasons set forth in more detail later in the Proxy Statement, the Board of Directors recommends a vote FOR the election of directors, FOR the ratification of the appointment of Price Waterhouse, and AGAINST each of the two stockholder-proposed resolutions. If you are a stockholder who holds shares through an intermediary you must provide instructions on voting to your nominee holder.

  The Board of Directors of Bristol-Myers Squibb knows of no other matters which may be brought before the meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

  A plurality of the votes cast at the meeting is required to elect directors. The affirmative vote of a majority of the shares of stock present in person or by proxy is required for ratification of the appointment of Price Waterhouse and for the adoption of the two stockholder-proposed resolutions.

  In accordance with the laws of the State of Delaware and the Company's Restated Certificate of Incorporation and Bylaws (i) for the election of directors, which requires a plurality of the votes cast, only proxies and ballots indicating votes "FOR all nominees", "WITHHELD for all nominees" or specifying that votes be withheld for one or more designated nominees are counted to determine the total number of votes cast, and broker non-votes are not counted, and (ii) for the adoption of all other proposals, which are decided by a majority of the shares of the stock of the Company present in person or by proxy and entitled to vote, only proxies and ballots indicating votes "FOR", "AGAINST" or "ABSTAIN" on the proposal or providing the designated proxies with the right to vote in their judgment and discretion on the proposal are counted to determine the number of shares present and entitled to vote, and broker non-votes are not counted.

  If you are a registered stockholder and wish to give your proxy to someone other than the Directors' Proxy Committee, you may do so by crossing out the names of all three Proxy Committee members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card. You may revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions: (i) by giving written notice of the revocation to the Company; (ii) by executing and delivering a proxy with a later date; or (iii) by voting in person at the meeting.

  Tabulation of proxies and the votes cast at the meeting is conducted by an independent agent and certified to by independent inspectors of election. Any information that identifies the stockholder or the particular vote of a stockholder is kept confidential and not disclosed to the Company.

  The expense of preparing, printing and mailing proxy materials to Bristol-Myers Squibb stockholders will be borne by Bristol-Myers Squibb. In addition to solicitations by mail, a number of regular employees of Bristol-Myers Squibb may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company has also retained, on behalf of the Board of Directors, Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, to aid solicitation by mail, telephone, telegraph and personal interview for a fee of approximately $25,000 which will be paid by the Company. Bristol-Myers Squibb will also reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company's stock.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

  At the close of business on March 4, 1994, there were 510,925,584 shares of $0.10 par value Common Stock ("Common Stock"), and 24,721 shares of $2.00 Convertible Preferred Stock ("Preferred Stock") outstanding and entitled to vote.

  The following table sets forth, as of January 31, 1994, beneficial ownership of shares of Common Stock of the Company by each director, each of the named executive officers and all directors and officers as a group.

  Unless otherwise noted, such shares are owned directly or indirectly with sole voting and sole investment power.

  None of the directors or officers owns any Preferred Stock of the Company.

                                                                  OF TOTAL NUMBER OF
                                                                  SHARES BENEFICIALLY
                                TOTAL NUMBER OF     PERCENT OF  OWNED, SHARES WHICH MAY
                              SHARES BENEFICIALLY  COMMON STOCK   BE ACQUIRED WITHIN
            NAME                     OWNED            OWNED             60 DAYS
            ----              -------------------  ------------ -----------------------
R. E. Allen.................           1,967(a)          *(b)              1,500
M. E. Autera................         301,825(c)(d)       *               172,440
W. A. Davidson..............         263,134(d)          *               212,000
E. V. Futter................           1,616(e)          *                 1,400
R. L. Gelb..................       2,238,018(d)(f)       *               944,330
L. V. Gerstner, Jr. ........           7,740(g)          *                   750
C. A. Heimbold, Jr. ........         506,770(d)(h)       *               372,080
J. D. Macomber..............           9,250(i)          *                     0
A. Rich, M.D. ..............           1,500(a)          *                 1,500
J. D. Robinson III..........           5,300             *                 1,500
L. E. Rosenberg, M.D........         130,125             *                80,125
A. C. Sigler................           4,500             *                 1,500
L. W. Sullivan, M.D. .......               0             *                     0
K. E. Weg...................         211,421(d)          *               142,788
All Directors and Officers
 as a Group
 (a)(c)(d)(e)(f)(g)(h)(i)(j).      5,262,462           1.0             2,810,366

- --------
(a) Does not include amounts credited to directors' accounts in the 1987 Deferred Compensation Plan for Non-Employee Directors as units which are valued according to the market value and shareholder return on equivalent shares of Common Stock. Mr. Allen and Dr. Rich hold 5,738 and 4,656 such units, respectively.
(b) Asterisk (*) represents less than 1% of stock.
(c) Includes 480 shares owned by Mr. Autera's wife over which he has neither voting nor investment power.
(d) Messrs. Autera, Davidson, Gelb, Heimbold and Weg as well as other executive officers each used shares previously awarded to them under the Company's Restricted Stock Program to pay withholding tax obligations resulting from the vesting of restricted stock shares in 1993; such payments reduced the total number of shares beneficially owned by each of such executive officers.
(e) Includes 216 shares owned jointly by Ms. Futter and her husband over which she exercises shared voting and investment power.
(f) Includes 860,000 shares owned by the Charter Corporation over which Mr. Gelb, as a director of the Charter Corporation, shares voting and investment power with other members of its board of directors and also includes 10,900 shares owned by the Lawrence M. Gelb Foundation, a charitable foundation. Mr. Gelb, as a director of the Lawrence M. Gelb Foundation, shares voting and investment power with other members of its board of directors. Mr. Gelb disclaims beneficial ownership of the shares owned by the Lawrence M. Gelb Foundation.
(g) Does not include amounts credited to Mr. Gerstner's account in the Squibb Corporation Deferred Plan for Fees of Outside Directors as units which are valued according to the market value and shareholder return on equivalent shares of Common Stock. Mr. Gerstner holds 1,198 such units. Also does not include 150 shares held in trust for the benefit of Mr. Gerstner's wife over which neither he nor she exercises voting or investment power.
(h) Includes 3,188 shares held by members of Mr. Heimbold's family over which he exercises shared voting and investment power. Also includes 9,732 shares held in trust for Mr. Heimbold's children over which he has neither voting nor investment power.
(i) Includes 1,200 shares held by members of Mr. Macomber's family over which he exercises shared voting and investment power.
(j) Includes 25,337 shares held jointly by other executive officers and their respective spouses over which the officers exercise shared voting and investment power. Also includes 721 shares owned by or for children of the other executive officers over which the officers exercise shared voting and investment power.

                              BOARD OF DIRECTORS

  The business of the Company is managed under the direction of the Board of Directors. It has responsibility for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in operating details on a day-to-day basis. The Board is kept advised of the

Company's business through regular written reports and analyses and discussions with the Chairman, the President and Chief Executive Officer and other executives of the Company.

MEETINGS OF THE BOARD

  The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility.

  In 1993 there were eleven meetings of the Board. Director aggregate attendance at Board and Committee meetings averaged over 96%.

COMPENSATION OF DIRECTORS

  In 1993, directors who were not also employees of Bristol-Myers Squibb each received annual compensation consisting of an annual director's fee of $35,000 plus a fee of $2,000 for each Board meeting and Board Committee meeting attended. In addition, the Chairmen of the Audit Committee, the Compensation and Management Development Committee and the Committee on Directors and Corporate Governance each received an annual fee of $10,000. In 1993 two non-employee directors elected to participate in the 1987 Deferred Compensation Plan for Non-Employee Directors. Under the provisions of the Plan, a non-employee director may elect to defer payment of all or part of the compensation received as a director. Deferred funds may be credited to a 6-month United States Treasury bill equivalent fund, a fund based on the return on the Company's invested cash or a fund based on the return on Bristol-Myers Squibb Company Common Stock or to two or three of the funds. Deferred portions are payable in a lump sum or in not more than fifteen annual installments. Payments under the Plan commence when a participant ceases to be a director or at a future date previously specified by the director. Pursuant to the provisions of the Retirement Plan for Non-Employee Directors, a non-employee director who retires from the Board after five years of service will receive an annual retirement benefit equal to 50% of the director's average annual compensation at retirement. For each year of service in excess of five, the benefit percentage will increase by 2% to a maximum of twenty years of service. In its discretion the Board of Directors may grant a benefit to a director who would otherwise not be eligible for a benefit. The Bristol-Myers Squibb Company Non-Employee Directors' Stock Option Plan provides for the automatic grant on the date of the Company's Annual Meeting of an option to purchase 1,000 shares of the Company's Common Stock to each individual who is elected to the Board of Directors at such meeting or who had previously been elected to the Board of Directors for a term extending beyond such Annual Meeting provided such individual is not also an employee of the Company. The price of the option is the fair market price of the Company's Common Stock on the date the option is granted. Each option becomes exercisable in four equal installments commencing on the earlier of the first anniversary of the date of grant or the date of the next Annual Meeting and continuing similarly for the three years thereafter. The options also become fully exercisable upon retirement from the Board after one year of service. In 1993, options for a total of 8,000 shares were granted, consisting of options for 1,000 shares granted to each of eight non-employee directors. The Directors' Charitable Contribution Plan is part of the Company's overall program of charitable contributions. The Plan is fully funded by life insurance policies purchased by the Company on individual members and retired members of the Board of Directors. In 1993 the Company paid a total of $186,000 in premiums on policies covering thirteen directors and retired directors. The policies provide for a $1 million death benefit for each director covered. Upon the death of a director the Company donates one-half of the $1 million benefit to one or more qualifying charitable organizations designated by the director. The remaining one-half of the benefit is contributed to the Bristol-Myers Squibb Foundation for distribution according to the Foundation's program for charitable contributions to medical research, health-related and community service organizations, educational institutions and education related programs and cultural and civic activities. Individual directors derive no financial benefit from this program since all charitable deductions relating to the contributions accrue solely to the Company.

COMMITTEES OF THE BOARD

  The Company's Bylaws specifically provide for an Audit Committee and an Executive Committee. The Company's Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, the Board of Directors has established the Committee on Directors and Corporate Governance and the Compensation and Management Development Committee. The Board has appointed individuals from among its members to serve on these four committees. The membership of these four committees, with the exception of the Executive Committee, is composed entirely of non-employee directors. From time to time the Board of Directors establishes special committees to address certain issues. Composition of such committees depends upon the nature of the issue being addressed.

  The duties of the Audit Committee are (a) to recommend to the Board of Directors a firm of independent accountants to perform the examination of the annual financial statements of the Company; (b) to review with the independent accountants and with the Controller the proposed scope of the annual audit, past audit experience, the Company's internal audit program, recently completed internal audits and other matters bearing upon the scope of the audit; (c) to review with the independent accountants and with the Controller significant matters revealed in the course of the audit of the annual financial statements of the Company; (d) to review on an annual basis whether the Company's Statement of Business Conduct and Corporate Policies relating thereto has been communicated by the Company to all key employees of the Company and its subsidiaries throughout the world with a direction that all such key employees certify that they have read, understand and are not aware of any violation of the Statement of Business Conduct; (e) to review with the Controller any suggestions and recommendations of the independent accountants concerning the internal control standards and accounting procedures of the Company; (f) to meet on a regular basis with a representative or representatives of the Internal Audit Department of the Company and to review the Internal Audit Department's Reports of Operations; and (g) to report its activities and actions to the Board at least once each fiscal year.

  The Committee on Directors and Corporate Governance's duties include, among other things, (a) screening and recommending candidates for the Board of Directors of the Company; (b) recommending the term of office for directors;
(c) recommending retirement policies for non-employee directors and remuneration for non-employee directors; (d) recommending the desirable ratio of employee directors to non-employee directors; (e) reviewing the format of Board meetings and making recommendations for the improvement of such meetings;
(f) recommending the nature and duties of committees of the Board; and (g) considering matters of corporate social responsibility and matters of significance in areas related to corporate public affairs, the Company's employees, stockholders and its customers. The Committee on Directors and Corporate Governance considers stockholder recommendations of nominees for election to the Board of Directors if they are accompanied by a comprehensive written resume of the recommended nominee's business experience and background and a consent in writing signed by the recommended nominee that he or she is desirous of being considered as a nominee and, if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the aforesaid documents to the principal executive offices of the Company addressed to the Company, 345 Park Avenue, New York, New York 10154, attention Corporate Secretary.

  The Compensation and Management Development Committee's duties include, among other things, (a) administration of the Company's annual bonus, stock option and long-term incentive plans; (b) adoption and review of major compensation plans; (c) responsibility for the Company's management development programs and procedures; and (d) approval of compensation for corporate officers and certain senior management.

  During calendar year 1993, the committees of the Board held in the aggregate a total of eleven meetings; the Audit Committee having met three times, the Compensation and Management Development Committee having met six times and the Committee on Directors and Corporate Governance having met two times. There were no meetings of the Executive Committee in 1993.

DIRECTORS AND NOMINEES

  Following are the nominees and the other directors of the Company who will continue in office beyond the Annual Meeting, with information including their principal occupation and other business affiliations, the year each was first elected as a director, the Board Committee memberships of each, other affiliations and each director's age. After the election of four directors at the meeting, the Company will have eleven directors, including the seven directors whose present terms extend beyond the meeting. During 1993 Wayne A. Davidson retired as an employee of the Company and, pursuant to the Company's Bylaws, retired from the Board of Directors. Listed first below are nominees for election for the 1994-1997 term followed by the directors in the 1992-1995 term and then the directors in the 1993-1996 term.

                                1994-1997 TERM

- -------------------------------------------------------------------------------


(PHOTO)                    ROBERT E. ALLEN

                           Chairman and Chief Executive Officer since 1988, director since 1984 and President and Chief Operating Officer from 1986 to 1988 of AT&T Company, an information management and movement company. Director of the Company since January 1986. His present term expires at this Annual Meeting. Mr. Allen is a director of Pepsico, Inc. and Chrysler Corporation and a member of the Federal Reserve Bank of New York. He is Chairman of The Business Council, a member of The Business Roundtable, the U.S.-Japan Business Council and the New American Schools Development Corporation and a trustee of Wabash College. Board Committees:
                           Committee on Directors and Corporate Governance (Chairman), Compensation and Management Development Committee and Executive Committee. Age 59.


(PHOTO)                    MICHAEL E. AUTERA

                           Executive Vice President of the Company since August 1989 with responsibility for the Nutritional and Health Care businesses of the Company since January 1994 and Chief Financial Officer since 1977. Executive Vice President, Administration, of the Company from August 1989 until January 1994. Senior Vice President, Administration, of the Company from 1987 to 1989. Director of the Company since May 1991. His present term expires at this Annual Meeting. Mr. Autera is a member of the Board of Managers of the New York Botanical Garden, the Financial Steering Committee of the Pharmaceutical Manufacturers Association and the Board of Directors of the Puerto Rico-U.S.A. Foundation. Age 55.

(PHOTO)                    JOHN D. MACOMBER

                           Principal since 1992 of the JDM Investment Group, a private investment firm. Chairman and President of the Export-Import Bank of the United States from 1989 to 1992. Chairman of J.D. Macomber & Co. from 1987 to 1989. Chairman and Chief Executive Officer of Celanese Corporation from 1973 to 1986. Director of the Company from 1978 to 1989 and since February 1993. His present term expires at this Annual Meeting. Mr. Macomber is a director of The Brown Group, Inc., DNA Plant Technology Corporation, Pilkington Ltd., Textron, Inc. and Xerox Corporation. He is Chairman of the Council For Excellence in Government, a director of the Atlantic Council of the United States and the National Executive Services Corps. He is also on the Advisory Boards of the Center for Strategic & International Studies and the Yale School of Management and on the International Advisory Board of Paribas Banque (France). He is a Trustee of the Carnegie Institution of Washington and the Rockefeller University, a Charter Trustee of Phillips Academy-Andover and a member of the Council on Foreign Relations, Inc. Board
                           Committees: Audit Committee and Compensation and Management Development Committee. Age 66.


(PHOTO)                    JAMES D. ROBINSON III

                           President since March 1993 of J.D. Robinson Inc., a financial service company. Chairman and Chief Executive Officer of American Express Company from 1977 to 1993. Director of the Company since 1976. His present term expires at this Annual Meeting. Mr. Robinson is a director of the Coca-Cola Company, Union Pacific Corporation, First Data Corporation and SCI Television, Inc. and a Senior Advisor to Trust Company of the West. He is Chairman of the Board of Overseers and Board of Managers of Memorial Sloan-Kettering Cancer Center, a member of the Board of the Japan Society and a Trustee of the Brookings Institution. Board
                           Committees: Committee on Directors and Corporate Governance, Compensation and Management Development Committee (Chairman) and Executive Committee. Age 58.

                                 1992-1995 TERM

- --------------------------------------------------------------------------------


(PHOTO)                    LOUIS V. GERSTNER, JR.

                           Chairman and Chief Executive Officer of IBM
                           Corporation since April 1993. Chairman and Chief Executive Officer of RJR Nabisco Holdings Corporation from 1989 to 1993. President of American Express Company from 1985 to 1989. Director of the Company since October 1989 and a director of Squibb Corporation from 1986 to October 1989. His present term expires at the 1995 Annual Meeting. Mr. Gerstner is a director of The New York Times Company and R.J.R. Nabisco Holdings Corporation. He is a member of the

                           Board of the New American Schools Development Corporation, a member of the Council on Foreign Relations, Inc. and a director of Lincoln Center for the Performing Arts, Inc. Board Committees:
                           Committee on Directors and Corporate Governance, Compensation and Management Development Committee and Executive Committee. Age 52.


(PHOTO)                    CHARLES A. HEIMBOLD, JR.

                           Chief Executive Officer since January 1994 and President since October 1992 of the Company. Mr. Heimbold was Executive Vice President of the Company from 1989 until October 1992, with responsibility for the Consumer Products Group from 1989, the Health Care Group from 1984 and Planning and Development from 1973 to 1984 and from 1988. President of the Health Care Group from 1984 to 1988 and Senior Vice President of the Company from 1981 to 1989. Director of the Company since October 1989. His present term expires at the 1995 Annual Meeting. He is a member of The Business Roundtable and the Executive Committee of the Board of Directors of the Pharmaceutical Manufacturers Association. He is also a member of the Board of Trustees of International House and of Sarah Lawrence College, a member of the Board of Directors of the Ethics Resource Center, Vice Chairman of the Board of Trustees of Phoenix House and Chairman of the Board of Overseers of the Law School of the University of Pennsylvania. Age 60.


(PHOTO)                    ALEXANDER RICH, M.D.

                           A member of the Department of Biology of the Massachusetts Institute of Technology since 1958 and the William Thompson Sedgwick Professor of Biophysics since 1974. A director of the Company since October 1989 and a director of Squibb Corporation from March to October 1989. His present term expires at the 1995 Annual Meeting. Dr. Rich is a director and co-chairman of the Board of Repligen Corporation and a director of Alkermes Corporation. He is a member of the National Academy of Sciences, the American Academy of Arts and Sciences, the American Philosophical Society, the Pontifical Academy of Science and a foreign member of the French Academy of Sciences. He is Chairman of the Biotechnology Program, Committee on Scholarly Communication with the People's Republic of China, National Academy of Sciences, a member of the Board of Sponsors, Physicians for Social Responsibility, a member of the Board of Visitors of Boston University School of Medicine and a Senior Member of the Institute of Medicine, Washington, D.C. Board Committees: Audit Committee and Committee on Directors and Corporate Governance. Age 69.

                                 1993-1996 TERM

- --------------------------------------------------------------------------------

(PHOTO)                    ELLEN V. FUTTER

                           President of The American Museum of Natural History since 1993. President of Barnard College from 1981 to 1993. Director of the Company since March 1990. Her present term expires at the 1996 Annual Meeting. Ms. Futter is a trustee of Barnard College, Consolidated Edison Company of New York, Inc., and the American Museum of Natural History and a director of CBS, Inc. She is a member of the Council on Foreign Relations, Inc. and Helsinki Watch, a Trustee of the Committee for Economic Development and a Partner of the New York City Partnership, Inc. Ms. Futter is also a director of The American Ditchley Foundation and a trustee of The American Assembly. Board Committees: Audit Committee and Compensation and Management Development Committee. Age 44.


(PHOTO)                    RICHARD L. GELB

                           Chairman of the Board of the Company since 1976. Mr. Gelb was Chief Executive Officer of the Company from 1972 through December 1993 and President of the Company from 1967 through 1976. Director of the Company since 1960. His present term expires at the 1996 Annual Meeting. Mr. Gelb is a director of The New York Times Company, the New York Life Insurance Company and Bessemer Securities Corporation. He is a member of The Business Council, Vice Chairman of the Board of Overseers and the Board of Managers of Memorial Sloan-Kettering Cancer Center and Chairman of the Board of Managers of Sloan-Kettering Institute for Cancer Research. Mr. Gelb is a member of the Council on Foreign Relations, Inc., a director of Lincoln Center for the Performing Arts, Inc. and a Charter Trustee, Phillips Academy-Andover. He is also Vice Chairman and Trustee of the New York City Police Foundation and a Partner of the New York City Partnership, Inc. Board
                           Committee: Executive Committee (Chairman). Age 69.


(PHOTO)                    ANDREW C. SIGLER

                           Chief Executive Officer since 1974, President from 1974 to 1980, Chairman since 1979 and a director since 1973 of Champion International Corporation, a paper and wood products company. Director of the Company since 1984. His present term expires at the 1996 Annual Meeting. Mr. Sigler is a director of Chemical Banking Corporation and General Electric Company. He is a memberof The Business Council, The Business Roundtable and theBoard of Trustees for Dartmouth College. Board Committees:Audit Committee (Chairman), Compensation and Management Development Committee and Executive Committee. Age 62.

(PHOTO)                    LOUIS W. SULLIVAN, M.D.

                           President of the Morehouse School of Medicine from 1985 to 1989 and since January 1993. From March 1989 to January 1993 Secretary of the United States Department of Health and Human Services. Director of the Company since February 1993. His present term expires at the 1996 Annual Meeting. Dr. Sullivan is a director of 3-M Corporation, Georgia Pacific Corporation, General Motors Corporation, CIGNA Corporation and Household International, Inc. He is a founder and Vice Chairman of Medical Education for South African Blacks, Inc., a member of the National Executive Council of the Boy Scouts of America, a member of the Board of Trustees of Little League of America, Africare, the International Foundation for Education and Self-Help and the American Cancer Society and a director of the Ethics Resource Center and United Way of America. Board Committees: Audit Committee and Committee on Directors and Corporate Governance. Age 60.

                           COMPENSATION AND BENEFITS

  The Company's compensation and benefit programs are designed to enable the Company to attract, retain and motivate the best possible employees to operate and manage the Company at all levels.

  In general, all U.S. based employees, except, in some cases, those covered by collective bargaining agreements, receive a base salary, participate in a Company supported savings plan and a Company funded pension plan and are provided with medical and other welfare benefits coverages. Employees outside of the United States are similarly covered by comprehensive compensation and benefit programs.

  In addition, the Company maintains specific executive compensation programs designed to provide incentives to, reward and retain outstanding executives who bear the responsibility for achieving the demanding business objectives necessary to assure the Company's leadership position in the highly complex and competitive industries in which it operates. The executive compensation programs are based upon a pay-for-performance philosophy to provide incentives to achieve both short term and long term objectives and to reward exceptional performance, gains in productivity and contributions to the Company's growth and success.

  While performance against financial objectives is the determinant of formula-based incentive payments under the Company's executive compensation program, the successful Bristol-Myers Squibb executive must perform effectively in many areas which are not measured specifically by financial results. Performance is also assessed against standards of business conduct reflecting social values and the expectations of the Company's key constituencies including its employees and stockholders, the consumers of its products, suppliers and customers, the communities it operates in and the countries where it does business. The Bristol-Myers Squibb Company Pledge clearly defines what is expected of every employee in the Company and the performance of the Company's executives is appraised in this regard.

EXECUTIVE OFFICER COMPENSATION

  The following tables and notes present the compensation provided by the Company to its Chief Executive Officer and the Company's four most highly compensated executive officers, other than the Chief Executive Officer, who served as executive officers at the end of 1993, along with one executive officer who met this criteria but retired prior to year end.

                          SUMMARY COMPENSATION TABLE

                                                                LONG TERM COMPENSATION
                                                          ----------------------------------
                                ANNUAL COMPENSATION               AWARDS           PAYOUTS
                          ------------------------------- ----------------------- ----------
                                                  OTHER                                             ALL
                                                 ANNUAL   RESTRICTED  SECURITIES  LONG TERM        OTHER
                                                 COMPEN-    STOCK     UNDERLYING  INCENTIVE       COMPEN-
NAME/TITLE                  SALARY     BONUS    SATION(1) AWARDS(2)  OPTIONS/SARS  PAYOUTS       SATION(3)
YEAR                          $          $          $         $           #           $              $
- ------------------------  ---------- ---------- --------- ---------- ------------ ----------     ---------
R.L. Gelb
 Chairman and
 Chief Executive Officer
 1993...................  $1,240,000 $1,059,986    --             $0   215,000    $1,327,673(4)   $55,809
 1992...................  $1,173,750 $  837,014    --             $0    86,000    $1,036,350(5)   $52,826
 1991...................  $1,084,500 $  966,600    --             $0    86,000    $  905,600(6)       --
C.A. Heimbold, Jr.
 President (7)
 1993...................  $  828,625 $  621,121    --             $0   156,000    $  697,028(4)   $37,287
 1992...................  $  655,975 $  381,905    --             $0    47,000    $  535,448(5)   $29,520
 1991...................  $  557,500 $  393,800    --             $0    47,000    $  422,600(6)       --
M.E. Autera
 Executive Vice President
 1993...................  $  591,250 $  398,580    --             $0    93,400    $  531,069(4)   $26,609
 1992...................  $  555,000 $  287,914    --             $0    37,000    $  431,812(5)   $24,984
 1991...................  $  511,200 $  308,200    --             $0    32,000    $  377,300(6)       --
K.E. Weg
 President,
 Pharmaceutical Group (8)
 1993...................  $  503,333 $  311,553    --             $0    60,400    $  431,494(4)   $22,659
 1992...................  $  438,750 $  185,355    --             $0    18,125    $    n.a. (9)   $19,751
 1991...................  $  405,000 $  278,655    --             $0    19,500    $    n.a. (9)       --
L.E. Rosenberg, M.D.
 President, Pharmaceutical
 Research Institute (10)
 1993...................  $  450,000 $  250,794    --             $0    45,625    $    n.a. (11)  $20,250
 1992...................  $  415,000 $  163,091    --             $0    14,500    $    n.a. (11)  $14,175
 1991...................  $  133,336 $   80,100    --     $4,350,000    20,000    $    n.a. (11)      --
W.A. Davidson
 Executive Vice President (12)
 1993...................  $  536,250 $  474,975    --             $0         0    $  863,394(4)   $76,388
 1992...................  $  702,750 $  393,893    --             $0    47,000    $  535,448(5)   $31,361
 1991...................  $  649,500 $  456,100    --             $0    47,000    $  467,900(6)       --

- --------
(1) The only type of Other Annual Compensation for each of the named officers was in the form of perquisites, and was less than the level required for reporting.
(2) No awards were made in the fiscal years listed for Messrs. Gelb, Heimbold, Autera, Weg and Davidson. Dr. Rosenberg's grant was made at the time he was hired by the Company. Regular dividends are paid on these shares. As a result of awards made in prior years, at December 31, 1993 (based upon the closing market value stock price of $58.25), the number and market value of shares of restricted stock held by each of the named executive officers were as follows: Mr. Gelb (40,000; $2,330,000), Mr. Heimbold (20,000;
    $1,165,000), Mr. Autera (20,000; $1,165,000), Mr. Weg (15,000; $873,750)
    and Dr. Rosenberg (50,000; $2,912,500). In connection with Mr. Davidson's retirement, the lapsing of restrictions on Mr. Davidson's restricted stock was accelerated.
(3) For 1993 consists of matching contributions to the Savings and Investment Program (SIP) and the Benefits Equalization Plan for the SIP (BEP) in the amounts of $10,613 and $45,196; $10,613 and $26,674; $6,359 and $20,250;
    $10,613 and $12,046; and $10,613 and $9,637 for Messrs. Gelb, Heimbold,
    Autera, Weg and Dr. Rosenberg, respectively. Mr. Davidson's total is comprised of SIP and BEP matching contributions of $6,160 and $17,978 along with $52,250 in payments made at the time of his retirement for vacation banked while he was an active employee.
(4) Long Term Performance Award Plan award granted in 1990 and earned over the four-year performance period from 1990 through 1993. Payout was based on the achievement of four-year compounded annual earnings per share growth objectives. The payment of this award was made in Company Stock; a portion of the shares were withheld to satisfy income tax withholding.
(5) Long Term Performance Award Plan award granted in 1989 and earned over the four-year performance period from 1989 through 1992. Payout was based on the achievement of four-year compounded annual earnings per share growth objectives.
(6) Long Term Performance Award Plan award granted in 1988 and earned over the four-year performance period from 1988 through 1991. Payout was based on the achievement of four-year compounded annual earnings per share growth objectives.

(7) Mr. Heimbold became President in October, 1992; prior to that he was an Executive Vice President of the Company. On January 1, 1994, he was named President and Chief Executive Officer.
(8) Mr. Weg became President, Pharmaceutical Group in March, 1993; prior to that he was President, Pharmaceutical Operations.
(9) Mr. Weg was not covered by these awards since they were granted prior to the merger between Bristol-Myers and Squibb when Mr. Weg rejoined the Company.
(10) Dr. Rosenberg was hired by the Company in September 1991. Formerly, he was Dean of the Yale School of Medicine.
(11) Dr. Rosenberg was not covered by these awards since they were granted prior to his joining the Company.
(12) Mr. Davidson retired from the Company effective October 1, 1993. The base salary shown is the amount paid prior to his retirement date.

                  OPTIONS/SAR GRANTS IN THE LAST FISCAL YEAR

                                                                                      GRANT DATE
                                            INDIVIDUAL GRANTS                           VALUE
                         -------------------------------------------------------    --------------
                          NUMBER OF
                          SECURITIES   % OF TOTAL
                          UNDERLYING  OPTIONS/SARS  EXERCISE                          GRANT DATE
                         OPTIONS/SARS  GRANTED TO   OR BASE                            PRESENT
                          GRANTED(1)  EMPLOYEES IN  PRICE(2)                           VALUE(3)
       NAME                   #       FISCAL YEAR    ($/SH)    EXPIRATION DATE            $
       ----              ------------ ------------ ---------- ------------------    --------------
R.L. Gelb...............    215,000       4.6%     $56.562500   March 15, 2003      $    2,845,659
C.A. Heimbold, Jr.......    156,000       3.3%     $56.562500   March 15, 2003      $    2,064,758
M.E. Autera.............     93,400       2.0%     $56.562500   March 15, 2003      $    1,236,207
K.E. Weg................     60,400       1.3%     $56.562500   March 15, 2003      $      799,432
L.E. Rosenberg, M.D.....     45,625       1.0%     $56.562500   March 15, 2003      $      603,875
W.A. Davidson (4).......          0       0.0%           n.a.              n.a.     $         n.a.
All Stockholders(5)                                                                 $6,849,466,181
All Optionees(6)........  4,668,975       100%     $56.575384 Various Dates 2003(6) $   61,810,879
 All Optionees Grant Date Present Value as a Percent of All Stockholder Value...    ..........0.90%

- --------
(1) Individual grants become exercisable in installments of 25% per year on each of the first through the fourth anniversaries of the grant date. At age 60, all outstanding option grants fully vest. As consideration for the option grant an employee must remain in the employ of the Company for one year from the date of grant. No SARs were granted in 1993. Stock options were the sole form of long term incentives granted by the Company in 1993 as opposed to prior years when both stock options and Long Term Performance Awards were granted.
(2) All grants were made at 100% of fair market value as of date of grant.
(3) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company does not believe that the Black-Scholes model, or any other model, can accurately determine the value of an option. Accordingly, there is no assurance that the value realized by an executive, if any, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the Company's stock price. The Black-Scholes Ratio of 0.234 was determined using the following assumptions: a volatility of .1817, an historic average dividend yield of 3.82%, a risk free interest rate of 7.0% and a 10 year option term.
(4) Mr. Davidson did not receive a stock option grant in 1993 due to his retirement from the Company.
(5) The "Grant Date Present Value" shown is the incremental gain to all stockholders as a group which would result from the application of the same assumptions to all shares outstanding on March 15, 1993, as was used to estimate the "Grant Date Present Value" of Options listed above.
(6) Information based on all stock option grants made to employees in 1993. Exercise price shown is the weighted average of all grants. Actual exercise prices ranged from $55.625 to $59.4375, reflecting the fair market value of the stock on the date of the option grant.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION/SAR VALUES(1)

                                                            NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED       "IN THE MONEY"(4)
                          SHARES                               OPTIONS/SARS AT           OPTIONS/SARS AT
                         ACQUIRED             ANNUALIZED       FISCAL YEAR-END           FISCAL YEAR-END
                            ON       VALUE       VALUE                #                         $
                         EXERCISE REALIZED(2) REALIZED(3) ------------------------- ----------------------------
          NAME              #          $           $      EXERCISABLE UNEXERCISABLE EXERCISABLE    UNEXERCISABLE
- ------------------------ -------- ----------- ----------- ----------- ------------- -----------    -------------
R.L. Gelb...............  10,910   $345,098     $41,940     729,330      215,000    $5,079,118       $362,813
C.A. Heimbold, Jr.......       0   $      0     $     0     216,080      156,000    $1,358,759       $263,250
M.E. Autera.............       0   $      0     $     0     125,840      143,150    $1,191,818       $193,613
K.E. Weg................       0   $      0     $     0     113,407       88,619    $2,661,906       $131,175
L.E. Rosenberg, M.D.....       0   $      0     $     0      34,500       45,625    $         (5)    $ 76,992
W.A. Davidson...........  27,330   $618,341     $88,334     212,000            0    $1,097,422       $      0

- --------
(1) All options were granted at 100% of Fair Market Value. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Company withhold shares otherwise issuable under the option with a Fair Market Value equal to such obligations.

(2) Fair Market Value of underlying securities at exercise minus the exercise price.
(3) The aggregate value realized upon exercise divided by the number of years between date of grant and date of exercise.
(4) Calculated based upon the December 31, 1993 Fair Market Value share price of $58.25 less the share price to be paid upon exercise.
(5) All options reported in this category have an exercise price above the December 31, 1993 Fair Market Value.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  As was earlier described in the section on Committees of the Board (pp. 5 and 6), the Compensation and Management Development Committee is responsible for administering the compensation program for the executive officers of the Company. The Committee is composed exclusively of directors who are "disinterested persons" as defined by the Securities and Exchange Commission rules and are neither employees or former employees of the Company nor eligible to participate in any of the executive compensation programs.

  The Company's executive compensation program is based upon a pay-for-performance philosophy. Under the Company's program an executive's compensation consists of three components: base salary, an annual incentive (bonus) payment, and long term incentives (which include payments and stock options). An executive's base salary is determined by an assessment of her/his sustained performance against her/his individual job responsibilities including, where appropriate, the impact of such performance on the business results of the Company, current salary in relation to the salary range designated for the job, experience and mastery, and potential for advancement. Payments under the Company's annual incentive plan, the Performance Incentive Plan, are tied to the Company's level of achievement of annual pretax earnings targets, establishing a direct link between executive pay and Company profitability. Annual pretax earnings targets for the overall Company and each operating group are based upon the earnings budget for the Company as reviewed by the Board of Directors. An individual executive's annual incentive opportunity is a percentage of her/his salary determined by the executive's job level. Actual annual incentive payments are determined by applying a formula-based pretax earnings performance to each individual's annual incentive opportunity. Applying this formula results in payments at the targeted incentive opportunity level when budgeted earnings are achieved, and payments below the targeted level when earnings are below those set by the budget. The formula provides for payments above the targeted level only when earnings exceed those set in the budget.

  The Company's long term incentives are in the form of stock option awards and long term performance awards. The objective of these awards is to advance the longer term interests of the Company and its stockholders and complement incentives tied to annual performance. These awards provide rewards to executives upon the creation of incremental stockholder value and the attainment of long term earnings goals. Stock options only produce value to executives if the price of the Company's stock appreciates, thereby directly linking the interests of executives with those of stockholders. The number of stock options granted is based on the grade level of an executive's position and the executive's performance in the prior year. The size of previous option grants and the number of options currently held by an executive are not taken into account in determining the number of stock options granted. The executive's right to the stock options vests over a four-year period and each option is exercisable, but only to the extent it has vested, over a ten-year period following its grant. In order to preserve the linkage between the interests of executives and those of stockholders, executives are expected to retain the shares obtained on the exercise of their stock options, after satisfying the cost of exercise and taxes, except in specific cases of special financial need. Payouts of long term performance awards are made ratably only to the extent that the Company achieves the earnings per share growth objectives established at the time the award was made. For the four-year period ending in 1993 performance fell short of the targeted earnings per share growth objectives and, correspondingly, the long term performance award payments for the most recent fiscal year were below the targeted awards.

  For 1993, the Committee determined that the only form of long term awards would be stock options. Long term performance awards, which were granted in prior years along with stock options, were not granted in 1993. This action was taken because the Committee felt that by granting stock options only in 1993, there would be a better alignment between executive interests and the interests of stockholders through focusing executive compensation on the creation of shareholder value.

  The Company's executive compensation program is designed to provide overall compensation, corresponding to targeted levels of budgeted earnings performance, which is above the median of pay practices of a peer group of 13 large and high performing industry competitors. The corporations making up the peer companies group are Abbott Laboratories, American Home Products Corporation, The Gillette Company, Johnson & Johnson, Eli Lilly and Company, Merck & Co., Inc., Pfizer, Inc., The Procter & Gamble Company, Rhone-Poulenc Rorer Inc., Schering-Plough Corporation, Syntex Corporation, The Upjohn Company and Warner-Lambert Company. With the divestiture of the Company's household products division, Clorox was dropped from the peer group. Compared to the peer companies group, Bristol-Myers Squibb ranked third largest as measured by sales, second in operating earnings and has historically performed strongly versus competitors and the broader array of companies represented in the Fortune 500 and S&P 500 based on return on equity, net earnings as a percent of sales and earnings per share growth over the prior five-year period.

  The executive compensation program is designed to provide value to the executive only if individual performance, Company performance versus budgeted earnings targets, longer term earnings per share growth and share price appreciation meet or exceed expectations. When expectations are not met, an executive is paid less than the targeted level of compensation under the program. For example, in the most recent fiscal year, 1993, Company performance in general fell slightly below targeted levels, resulting in annual incentives for the named executives, and for the Company's executives generally, which were below target levels. This shortfall versus budgeted earnings was less than that experienced in 1992 and hence, 1993 annual incentive payments exceeded those made in 1992.

  At the time the Committee makes executive compensation decisions, the Committee reviews individual performance, and Company performance versus that of the peer companies group. When 1993 compensation decisions were made, the Committee reviewed the return on equity, net earnings as a percent of sales and earnings per share growth over the prior five years. For this period, after adjusting for nonrecurring and unusual items for both Bristol-Myers Squibb and the peer companies group, the Company's annual return on equity, net earnings as a percent of sales and earnings per share growth exceeded the annual average performance of the peer companies group. Further, Company performance on these measures significantly exceeded the median annual performance levels of companies represented in the Fortune 500 (the performance of this index approximating the performance of the S&P 500). For earnings per share growth, the measure which is used as the basis for the Company's long term performance awards, the Company performed in the top third of the peer companies group. Additionally, in making its compensation decisions the Committee reviewed data concerning the levels of executive pay among the peer companies group for comparison purposes. This data included analyses provided by independent compensation consultants.

  Mr. Gelb's compensation results from his participation in the same compensation program as the other executives of the Company. His 1993 compensation was set by the Committee applying the principles outlined above in the same manner as they were applied to the other executives of the Company.

  Because the Company's executive compensation program is designed to reward the achievement of long term performance results, the majority of Mr. Gelb's targeted compensation is based upon annual bonus and long term incentives, with the annual bonus representing slightly less than one quarter of total pay and long term incentives representing more than one-half of the targeted level of total compensation. Based upon Mr. Gelb's performance during 1993, including leading a strategic review of, and initiating responses to, the significant and changing competitive forces in the health care industry, and in view of competitive practices, the Committee increased his base salary by 5.6%. Mr. Gelb's annual bonus, as was discussed previously, is based upon the degree to which the overall Company achieves its pretax earnings budget. For 1993, the Company's overall performance resulted in a bonus payout to Mr. Gelb equal to 94.9% of his targeted award.

  A key component of long term compensation is stock options. Options are exercisable over the ten-year period following their grant. The Company's compounded stock price appreciation, including reinvested dividends, closely tracked that of the peer companies group for much of the most recent ten-year period and exceeded that of the S&P 500 for the majority of that period.

  The Committee believes that the program it has adopted, with its emphasis on long term compensation, serves to focus the efforts of the Company's executives on the attainment of a sustained high rate of Company growth and profitability for the benefit of the Company and its stockholders.

Deductibility of Compensation Over $1 Million
- ---------------------------------------------

  During 1993, the Omnibus Budget Reconciliation Act of 1993 (the "Act") was enacted. The Act includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Company's five highest paid officers beginning in 1994. Based on the preliminary regulations issued by the Internal Revenue Service to implement the Act, the Company has taken the necessary actions to ensure the deductibility of payments under the annual incentive plan and long term awards plan. Upon issuance of final regulations, further changes will be made to the extent necessary and possible to maintain the deductibility of payments under both plans.

 Compensation and Management Development Committee

James D. Robinson III, Chairman
Robert E. Allen
Ellen V. Futter
Louis V. Gerstner, Jr.
John D. Macomber
Andrew C. Sigler

PERFORMANCE GRAPHS

  The following graphs compare the performance of the Company for the periods indicated with the performance of the Standard & Poor's 500 Stock Index (S&P
500) and the average performance of a group consisting of the Company's peer corporations on a line-of-business basis. As previously noted, the corporations making up the peer companies group are Abbott Laboratories, American Home Products Corporation, The Gillette Company, Johnson & Johnson, Eli Lilly and Company, Merck & Co., Inc., Pfizer, Inc., The Procter & Gamble Company, Rhone-Poulenc Rorer Inc., Schering-Plough Corporation, Syntex Corporation, The Upjohn Company and Warner-Lambert Company. Total Return indices reflect reinvested dividends and are weighted using beginning-period market capitalization for each of the reported time periods. This peer companies group is the group used by the Company for comparisons in measuring Company performance for compensation purposes. This group is consistent with the group used in the 1993 Proxy Statement with the exception of the exclusion of the Clorox Company. That company was excluded due to Bristol-Myers Squibb's divestiture of its household products division. The exclusion of Clorox increased the peer companies group final five-year index by approximately 0.1%.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
        AMONG BRISTOL-MYERS SQUIBB, PEER COMPANIES GROUP INDEX
                         AND S&P 500 INDEX

                         [GRAPH APPEARS HERE]



                        Bristol-        Peer            S&P
Measurement period      Myers           Companies       500
(Fiscal year Covered)   Squibb          Index           Index
- ---------------------   ---------       ---------       ---------
Measurement PT -
12/31/88                $100            $100            $100

FYE 12/31/89            $129            $145            $132
FYE 12/31/90            $160            $172            $127
FYE 12/31/91            $217            $266            $166
FYE 12/31/92            $171            $233            $179
FYE 12/31/93            $155            $224            $197




  Assumes $100 invested on 12/31/88 in Bristol-Myers Squibb Common Stock, S&P 500 Index and Peer Companies Group Index. Values are as of December 31 of specified year assuming that dividends are reinvested.



                 COMPARISON OF 10-YEAR CUMULATIVE TOTAL RETURN
        AMONG BRISTOL-MYERS SQUIBB, PEER COMPANIES GROUP INDEX
                         AND S&P 500 INDEX


                        Bristol-        Peer            S&P
Measurement period      Myers           Companies       500
(Fiscal year Covered)   Squibb          Index           Index
- ---------------------   ---------       ---------       ---------
Measurement PT -
12/31/88                $100            $100            $100

FYE 12/31/84            $128            $107            $106
FYE 12/31/85            $167            $157            $140
FYE 12/31/86            $215            $212            $166
FYE 12/31/87            $221            $233            $174
FYE 12/31/88            $253            $267            $203
FYE 12/31/89            $325            $386            $267
FYE 12/31/90            $403            $458            $259
FYE 12/31/91            $548            $711            $338
FYE 12/31/92            $432            $621            $363
FYE 12/31/93            $391            $598            $400



  Assumes $100 invested on 12/31/83 in Bristol-Myers Squibb Common Stock, S&P 500 Index and Peer Companies Group Index. Values are as of December 31 of specified year assuming that dividends are reinvested.

PENSION BENEFITS

  The following table sets forth the aggregate annual benefit payable upon retirement at normal retirement age for each level of remuneration specified at the listed years of service.

                               PENSION PLAN TABLE

                                       YEARS OF SERVICE
                ---------------------------------------------------------------
REMUNERATION       15        20         25         30         35         40
- ------------    -------- ---------- ---------- ---------- ---------- ----------
$  100,000..... $ 30,000 $   40,000 $   50,000 $   60,000 $   70,000 $   80,000
   250,000.....   75,000    100,000    125,000    150,000    175,000    200,000
   500,000.....  150,000    200,000    250,000    300,000    350,000    400,000
   750,000.....  225,000    300,000    375,000    450,000    525,000    600,000
 1,000,000.....  300,000    400,000    500,000    600,000    700,000    800,000
 1,250,000.....  375,000    500,000    625,000    750,000    875,000  1,000,000
 1,500,000.....  450,000    600,000    750,000    900,000  1,050,000  1,200,000
 1,750,000.....  525,000    700,000    875,000  1,050,000  1,225,000  1,400,000
 2,000,000.....  600,000    800,000  1,000,000  1,200,000  1,400,000  1,600,000
 2,250,000.....  675,000    900,000  1,125,000  1,350,000  1,575,000  1,800,000
 2,500,000.....  750,000  1,000,000  1,250,000  1,500,000  1,750,000  2,000,000
 2,750,000.....  825,000  1,100,000  1,375,000  1,650,000  1,925,000  2,200,000
 3,000,000.....  900,000  1,200,000  1,500,000  1,800,000  2,100,000  2,400,000

  Pension benefits are determined by final average annual compensation where annual compensation is the sum of the amounts shown in the columns labeled "Salary" and "Bonus" in the Summary Compensation Table. Benefit amounts shown are straight-life annuities before the deduction for Social Security benefits. The executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes: R.L. Gelb--40 years; C.A. Heimbold, Jr.--30 years; M.E. Autera--26 years; K.E. Weg--25 years; L.E. Rosenberg--3 years. Mr. Davidson retired from the Company on October 1, 1993 with 36 years of credited service.

EXECUTIVE AGREEMENTS

  On October 1, 1993, following his retirement as an executive officer and director of the Company, Wayne A. Davidson entered into a two-year consulting agreement to provide advice and counsel to the Company on matters in his area of expertise. In exchange for providing these services to the Company, Mr. Davidson will be compensated in an annual amount of $100,000 for up to thirty days of services per year. Amounts paid under this agreement will be in addition to benefits payable to Mr. Davidson as a retired employee under the Company's Retirement Income Plan and Benefit Equalization Plan. Additionally, Mr. Davidson will be provided with office space and secretarial support for the conduct of the services under the agreement and other activities as well as with the continued use of an automobile and facilities available to employees at the Company's Princeton office. The total cost of these services in 1993 was $34,500. In addition, the Company will reimburse Mr. Davidson for reasonable expenses he incurs in connection with the services he provides to the Company under the agreement.

  On January 1, 1994, the Company entered into a two-year consulting agreement with former Ambassador Bruce S. Gelb, a former employee, Vice Chairman and director of the Company. Ambassador Gelb is the brother of Richard L. Gelb. The agreement provides that Ambassador Gelb will provide advice and counsel to the Company on matters in his areas of expertise. In exchange for providing these services to the Company, Ambassador Gelb will be compensated in an annual amount of $100,000 for up to thirty days of services per year. Amounts paid under this agreement will be in addition to benefits payable to Ambassador Gelb as a retired employee under the Company's

Retirement Income Plan and Benefit Equalization Plan. Additionally, Ambassador Gelb will be provided with an office and secretarial support for the conduct of the services under the agreement and other activities as well as the use of various facilities available to employees at the Company's headquarters. In addition, the Company will reimburse Ambassador Gelb for reasonable expenses he incurs in connection with the services he provides to the Company under the agreement.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  Four directors are to be elected at the meeting for three-year terms ending at the 1997 Annual Meeting. Robert E. Allen, Michael E. Autera, John D. Macomber and James D. Robinson III, all of whom are presently directors of the Company and have been nominated by the Board of Directors for election at this Annual Meeting. The accompanying proxy will be voted for the Board of Directors' nominees, except where authority to so vote is withheld. Should any nominee be unable to serve, the proxy will be voted for such person as shall be designated by the Board of Directors.

               PROPOSAL 2--APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors of Bristol-Myers Squibb has appointed Price Waterhouse as independent accountants for the year 1994, subject to ratification by the stockholders. The Audit Committee recommended Price Waterhouse to the full Board of Directors. Price Waterhouse, because of its high standing in its field, is considered to be eminently qualified to perform this important function. A representative of Price Waterhouse is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired, and such representative is expected to be available to respond to appropriate questions.

  Total fees paid or to be paid to Price Waterhouse for audit services for 1993 approximate $4,410,000.

  The Board of Directors recommends a vote FOR the ratification of the appointment of Price Waterhouse.

  In the event the stockholders fail to ratify the appointment, it will be considered as a direction to the Board of Directors to select another independent accounting firm. It is understood that even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the best interests of the Company and its stockholders.

                        PROPOSAL 3--STOCKHOLDER PROPOSAL
                    RELATING TO ANNUAL ELECTION OF DIRECTORS

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who holds of record 120 shares of Common Stock, has informed the Company that she intends to present to the meeting the following resolution:

  RESOLVED: "That the shareholders of Bristol-Myers Squibb recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted."

  REASONS: "Until recently, directors of Bristol-Myers Squibb were elected annually by all shareholders."

  "The great majority of New York Stock Exchange listed corporations elect all their directors each year."

  "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board."

  "Last year the owners of 115,633,769 shares, representing approximately 32.9% of shares voting, voted FOR this proposal."

  "If you AGREE, please mark your proxy FOR this resolution."

BOARD OF DIRECTORS' POSITION

  In 1984 the stockholders of the Company decided, by a vote at the Annual Meeting, to divide the Board of Directors into three classes with the number of directors in each class being as nearly equal as possible. Each director serves a three-year term and directors for one of the three classes are elected each year. Similar procedures for this staggered election approach have been adopted by many major corporations and, in fact, more than half of the other Fortune 500 companies provide for the election of their directors in this manner.

  The staggered election of directors is intended to provide continuity of experienced directors on the Board and prevent a precipitous change in the composition of the Board. With staggered elections, at least two annual stockholder meetings would be required to effect a change in control of the Board of Directors. One benefit derived from that situation is an enhancement of management's ability to negotiate in the best interest of all the stockholders with a person seeking to gain control of the corporation. A further benefit is the assurance of continuity and stability in the management of the business and affairs of the Company since a majority of the directors will always have prior experience as directors of the Company.

  At the time the classified board approach was adopted, it was supported by over 70% of the stockholders voting on the proposal. It has continued to receive the same high level of support throughout the past eight years when this same stockholder has challenged the process with this same resolution. In each of those years the stockholder's resolution was defeated with between 84.5% and 67% of the votes cast voting to defeat it.

  Accordingly, the Board of Directors recommends a vote AGAINST the proposed resolution.


      PROPOSAL 4--STOCKHOLDER PROPOSAL RELATING TO ABORTION CONTRIBUTIONS

  Ms. Theresa Nemeth Schweigert, 3425 Lydius Street, Schenectady, New York 12303, who owns 92 shares of Common Stock, has informed the Company that she intends to present to the meeting the following resolution:

  WHEREAS, the Company is dependent on people as employees and customers to conduct business

  WHEREAS, the decreased availability of workers may have an inflationary impact and affect the Company's competitiveness

  WHEREAS, the decreased number of potential customers may further impact the Company's profitability

  WHEREAS, in the opinion of this proponent, the performance of abortion may have other seen and unforeseen negative consequences

  THEREFORE, it is recommended that this corporation refrain from giving charitable contributions to organizations that perform abortion.

BOARD OF DIRECTORS' POSITION

  The purpose of this proposal is to bring attention to the issue of abortion.

  Abortion is unrelated to the business of the Company.

  Accordingly, the Board of Directors recommends a vote AGAINST the proposed resolution.

                              1995 PROXY PROPOSALS

  Stockholder proposals relating to the Company's 1995 Annual Meeting of Stockholders must be received by the Company at its principal executive offices, 345 Park Avenue, New York, New York 10154, attention Corporate Secretary, no later than November 15, 1994.

                             YOUR VOTE IS IMPORTANT

                    PLEASE SIGN, DATE AND RETURN YOUR PROXY





                        LOGO Printed on recycled paper

                    [LOGO OF BRISTOL-MYERS SQUIBB COMPANY]

                                   P R O X Y

                  ANNUAL MEETING OF STOCKHOLDERS MAY 3, 1994
                                   IMPORTANT

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS YOU
     INDICATE ON THE REVERSE SIDE OF THIS CARD, OR WHERE NO
     CONTRARY INDICATION IS MADE, WILL BE VOTED FOR
     PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4. The full text of the proposals and the position of the Board of Directors on each appears in the Proxy
     Statement and should be reviewed prior to voting.

               PLEASE COMPLETE AND RETURN THIS PROXY CARD TODAY


  COMMENTS

The shares represented by this proxy will be voted as directed by the stockholder. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4.

                                                                   X PLEASE MARK
                                                                     YOUR VOTE
                                                                      AS THIS

- ------------------    -----------------------------    ---------------
      COMMON              DIVIDEND REINVESTMENT              PFD

The undersigned hereby appoints R. L. Gelb, C. A. Heimbold, Jr. and E. V. Futter, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of the Stockholders of the Company to be held at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on May 3, 1994 at 9:45 A.M., and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

       THE BOARD OF DIRECTORS
         RECOMMENDS A VOTE
      "FOR" PROPOSALS 1 AND 2.


                                 FOR    WITHHELD
                                 ALL    FOR ALL
1. ELECTION OF DIRECTORS         / /      / /
   R.E. ALLEN, M.E. AUTERA,
   J.D. MACOMBER AND
   J.D. ROBINSON III


2. APPOINTMENT OF ACCOUNTANTS    FOR    AGAINST     ABSTAIN
                                 / /      / /         / /

WITHHELD FOR THE FOLLOWING NOMINEE(S)
ONLY (WRITE NAME(S) BELOW):

______________________________________________


  THE BOARD OF DIRECTORS
RECOMMENDS A VOTE "AGAINST"
    PROPOSALS 3 AND 4.

3. DIRECTORS' TERMS                 FOR    AGAINST     ABSTAIN
                                    / /      / /         / /

4. ABORTION CONTRIBUTIONS           / /      / /         / /

I PLAN TO ATTEND THE ANNUAL MEETING.                     / /

I HAVE NOTED COMMENTS ON THE REVERSE SIDE OF THIS CARD.  / /







Signature(s) ___________________________   Date _______________________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such

Description of Cover
- --------------------

        The cover is blue. At the top of the cover page at the left margin, the following is printed in white:

                     Bristol-Myers Squibb Company

                     Notice of 1994 Annual Meeting and
                     Proxy Statement

        At the center of the cover page, there is a photograph of a family of four holding hands while walking on a sidewalk.

Performance Graphs
- ------------------

        The two graphs printed on page 16 of the Proxy illustrate the information described on pages 15 and 16 of this electronic version. The headings over each graph are printed in blue and read, respectively, "COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN," and "COMPARISON OF 10-YEAR CUMULATIVE TOTAL RETURN." The left sides of each graph indicate various amounts of money under the heading "Value of Investment." The amounts indicated on the first graph, from top to bottom, are $300, $250, $200, $150, $100, and $50, and the amounts indicated on the second graph, from top to bottom are, $750, $650, $550, $450, $350, $250, $150, and $50. The investment return amounts specified on page 16 of this electronic version are plotted on the graphs at each of the years indicated along the bottom of each graph. The plotted amounts are connected by straight lines. The line illustrating the return on an investment in Bristol-Myers Squibb Common Stock is a solid black line. The line illustrating the return on an investment in the S & P 500 Stock Index is a broken black line that looks like a series of hyphens, and there is a cross at each plotted point. The line illustrating the return on an investment in a Peer Companies Group Index is a dotted black line, and there is an X at each plotted point.